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                                                                    Exhibit 99.1

                                                           [HANOVER DIRECT LOGO]
FOR IMMEDIATE RELEASE



CONTACT:    Hanover Direct, Inc                      The MWW Group
            Edward M. Lambert                        Rich Tauberman

            E.V.P & Chief Financial Officer          Tel: (201) 507-9500
            Tel: (201) 272-3325

       HANOVER DIRECT ADDS TWO DIRECTORS DESIGNATED BY CHELSEY DIRECT, LLC

EDGEWATER, NJ, October 1, 2003 - Hanover Direct, Inc. today announced that Martin L. Edelman, of counsel to the law firm Paul, Hastings, Janofsky & Walker LLP, and Wayne P. Garten, a financial consultant specializing in the direct marketing industry, have joined the Company's Board of Directors as designees of the holder of the Company's Series B Preferred Stock, Chelsey Direct, LLC. "On behalf of the Board of Directors" said Tom Shull, Chairman, President and Chief Executive Officer of Hanover Direct, "I welcome Mr. Edelman and Mr. Garten to the Board and the Company."

Mr. Edelman specializes primarily in real estate and corporate transactions. The focus of Mr. Edelman's practice has been large, complex negotiations involving acquisitions, dispositions and financing. He is a director of Cendant Incorporated, Acadia Realty and Capital Trust. Mr. Edelman is a graduate of Princeton University (1963) and Columbia University School of Law (1966) and served as an Officer in the United States Army from 1966 through 1969.

Mr. Garten was Chief Executive Officer and President of Popular Club, Inc, a direct selling, catalog marketer of apparel and general merchandise products, from 2001 to 2003. From 1997 to 2000, he was Executive Vice President and Chief Financial Officer of Micro Warehouse, Inc., an international catalog reseller of computer products. From 1983 to 1996, Mr. Garten held various financial positions at Hanover Direct and its predecessor, The Horn and Hardart Company, including Executive Vice President and Chief Financial Officer from 1989 to 1996. Mr. Garten is a Certified Public Accountant.


ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce and fulfillment services to businesses. The Company's catalog and web site portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.